Avis Budget Group Removes over $1 Billion in Expenses in Second Quarter to Mitigate Impacts of COVID-19

PARSIPPANY, N.J., July 28, 2020 - Avis Budget Group, Inc. (NASDAQ: CAR) today announced second quarter 2020 financial results, with a Net loss of $481 million and an Adjusted net loss of $388 million. Total Revenues were down 67% year-over-year.

Throughout the quarter, we increased the magnitude of our cost removal actions, and currently are targeting over $2.5 billion on an annualized basis. Adjusted EBITDA for the second quarter was a loss of $382 million, but sequentially improved each month as we adjusted to market dynamics and right sized our fleet. The quarter culminated with an Adjusted EBITDA loss of $28 million for June, highlighted by positive Adjusted EBITDA of $3 million in the Americas segment.

Our liquidity at the end of the quarter was $1.5 billion. We estimated cash burn would be approximately $900 million, including $100 million in previously scheduled debt retirements. Our second quarter cash burn was $580 million, an improvement of $320 million, or 36%, to our prior estimates, due to continued vigilance around expense control and stronger than anticipated vehicle fleet disposals.

We capitalized on a rapidly recovering used car market and sold nearly double the number of vehicles targeted in our second quarter operational plan. In the U.S., vehicle sold in the month of June exceeded the prior year by 30%. Ending fleet for the quarter was down 26% year-over-year. We finished June with global utilization in the 50% range and maintain the ability to flex our fleet size up or down allowing us to react to increased demand or further travel disruptions. Per-unit fleet costs were $221 per month, a 17% reduction year-over-year.

“I am grateful for the professionalism and dedication of our team members who persevered through a historic and challenging period to deliver for our company,” said Joe Ferraro, Avis Budget Group Chief Executive Officer. “We accomplished this by quickly identifying the impact that COVID-19 would have on our business, taking immediate actions to shrink our fleet to match demand, executing a debt financing transaction to build additional liquidity, cutting over $1 billion in expenses across our business and launching a campaign to address the safety of our employees and customers. We believe our quick and targeted action has positioned us to both navigate the pandemic and capitalize on consumer demand as it returns.”

Q2 Financial Actions to Mitigate COVID-19 Impact

We continued to take aggressive action by raising liquidity and reducing cash burn, and we are focused on remaining flexible to position our operations to bounce back when demand recovers.

•We reduced our cost base to match current revenue trends, removing more than $2.5 billion of annualized costs compared to the initial $400 million we announced in late

March. Second quarter expenses were 47% lower than prior year, as we removed over $1 billion of costs.
•We disposed of more than 100,000 vehicles and cancelled over 185,000 incoming vehicle orders around the world in the quarter, with June ending fleet down 26% year-over-year. We averaged a significant gain on disposal per unit for the quarter.
•We obtained an amendment to our credit agreement, approved by 97% of our lenders, which provided a covenant waiver and increased the amount of authorized debt by $750 million.
•We completed an offering of $500 million of senior secured notes to provide additional liquidity, and secured an inaugural $35 million floor plan financing facility to accelerate direct to consumer vehicle sales.
•We reduced the size of our workforce, offering comprehensive separation packages and have furloughed employees around the world totaling over 60% of our pre-pandemic headcount. Also, we reduced compensation for our senior leadership, froze merit increases, eliminated the 401(k) match for highly compensated employees, and suspended hiring.

Avis Safety Pledge and Budget Worry-Free Promise: Keeping Our Customers and Employees Safe

Earlier this month, we announced the launch of a coalition designed to enhance the cleanliness and disinfection of our rental facilities and vehicles.

•The coalition includes RB, which is the maker of Lysol, medical professionals with expertise in public health and COVID-19, and Hip Hop Public Health, a national nonprofit organization that creates engaging content to drive behavioral change and supplements our employee training for consistent, responsible habits.
•A team of scientists from Lysol, which manufactures the first products to receive EPA approval and validation for efficacy against COVID-19, is providing guidance to optimize the effectiveness of our cleaning protocols. We are utilizing Lysol products to replace or supplement existing CDC-recommended and EPA-certified products currently in use.
•We are increasing our app-based Mobile Select product and facilities with automated exit gates to provide our customers with contactless, self-service car rental transactions.
•Our facilities utilize plexiglass shields along with signage and floor markings to encourage safety habits and social distancing.
•We have provided our staff with masks, hand sanitizer, and gloves and are making that protective equipment available to all customers.
•Our employees have received enhanced safety protocols and we instituted daily health self-assessments before each shift. We encouraged anyone who feels ill to stay home with an enhanced sick leave policy. In the U.S., we check staff temperatures before beginning work. We offer free COVID-19 testing to all employees.

Outlook

Revenues in the second quarter showed sequential improvement, down 78% in April and finished June down 59% from prior year. Revenue improvement has been more robust in our off-airport locations and is close to pre-pandemic levels. We expect the velocity of improvement to moderate in the third quarter but anticipate utilization will continue to improve as we further match fleet with demand.

“Since the beginning of April, we have seen consistent sequential week-over-week increases in rental volume, with both the Americas and International having their best volume to date last week due to increased leisure activity,” said Joe Ferraro, Avis Budget Group Chief Executive Officer. “Coupled with the significant reduction of vehicles as we right size our fleet to current demand, we anticipate both positive cash flow and Adjusted EBITDA for the remainder of 2020.”

Investor Conference Call

We will host a conference call to discuss second quarter results on July 29, 2020, at 8:30 a.m. (ET). Investors may access the call at ir.avisbudgetgroup.com or by dialing (877) 407-2991 and a replay will available on our website and at (877) 660-6853 using conference code 13706253.

About Avis Budget Group

Avis Budget Group, Inc. is a leading global provider of mobility solutions, both through its Avis and Budget brands, which have more than 11,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world's leading car sharing network with more than one million members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australasia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group is headquartered in Parsippany, N.J. More information is available at avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” Any statements that refer to outlook, expectations or other characterizations of future events, circumstances or results, including all statements related to our future results, impact from the coronavirus, cost-saving actions, and cash flows are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the severity and duration of the COVID-19 outbreak and resulting economic conditions and related restrictions, the high level of competition in the mobility industry, changes in our fleet costs, including as a result of a change in the cost of new vehicles, manufacturer recalls and/or the value of used vehicles, disruption in the supply of new vehicles, disposition of vehicles not covered by manufacturer repurchase programs, our ability to realize our estimated cost savings on a timely basis, or at all, the financial condition of the manufacturers that supply our rental vehicles which could affect their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, any further deterioration in economic conditions generally, particularly during our peak season and/or in key market segments, any further deterioration in travel demand, including airline passenger traffic, any occurrence or threat of terrorism, the current and any future pandemic diseases or other natural disasters, any changes to the cost or supply of fuel, risks related to acquisitions or integration of acquired businesses, risks associated with litigation, governmental or regulatory inquiries or investigations, risks related to the security of our information technology systems, disruptions in our communication networks, changes in tax or other regulations, a significant increase in interest rates or borrowing costs, our ability to obtain financing for our global operations, including the funding of our vehicle fleet via asset-backed securities markets, any fluctuations related to the mark-to-market of derivatives which hedge our exposure to exchange rates, interest rates and fuel costs, our ability to meet the covenants contained in the agreements governing our indebtedness, and our ability to accurately estimate our future results and implement our cost savings actions. Other unknown or unpredictable factors could also have material adverse effects on the Company’s performance or achievements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the three months ended March 31, 2020 and in other filings and furnishings made by the Company with the Securities and Exchange Commission (the "SEC") from time to time. The Company undertakes no obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Non-GAAP Financial Measures and Key Metrics

This release includes financial measures such as Adjusted EBITDA and Adjusted free cash flow, as well as other financial measures that exclude certain items that are not considered generally accepted accounting principles (“GAAP”) measures as defined under SEC rules. Important information regarding such measures is contained on Table 1, Table 4, Table 5 and Appendix I of this release. The Company and its management believe that these non-GAAP measures are useful to investors in measuring the comparable results of the Company period-over-period. The GAAP measures most directly comparable to Adjusted EBITDA, Adjusted free cash flow, Adjusted pretax income (loss), Adjusted net income (loss) and Adjusted diluted earnings (loss) per share are net income (loss), net cash provided by operating activities, income (loss) before income taxes, net income (loss) and diluted earnings (loss) per share, respectively. Foreign currency translation effects on the Company’s results are quantified by translating the current period’s non-U.S. dollar-denominated results using the currency exchange rates of the prior period of comparison including any related gains and losses on currency hedges. Per-unit fleet costs, which represent vehicle depreciation, lease charges and gain or loss on vehicle sales, divided by average rental fleet, are calculated on a per-month basis.

Contact
David Calabria
IR@avisbudget.com
PR@avisbudget.com

# # #
Tables Follow

Table 1
Avis Budget Group, Inc.
SUMMARY DATA SHEET
(In millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
Income Statement and Other Items
Revenues	$760	$2,337	(67)%	$2,513	$4,257	(41)%
Income (loss) before income taxes	(609)	81	n/m	(874)	(55)	n/m
Net income (loss)	(481)	62	n/m	(639)	(29)	n/m
Earnings (loss) per share - diluted	(6.91)	0.81	n/m	(8.96)	(0.39)	n/m

Adjusted Earnings Measures (non-GAAP) (A)
Adjusted EBITDA	(382)	175	n/m	(469)	174	n/m
Adjusted pretax income (loss)	(488)	75	n/m	(679)	(18)	n/m
Adjusted net income (loss)	(388)	61	n/m	(491)	2	n/m
Adjusted earnings (loss) per share - diluted	(5.60)	0.79	n/m	(6.90)	0.01	n/m

	As of
	June 30, 2020	December 31, 2019
Balance Sheet Items
Cash and cash equivalents	$1,258	$686
Vehicles, net	10,810	12,177
Debt under vehicle programs	10,540	11,068
Corporate debt	3,903	3,435
Stockholders' equity	(153)	656

Segment Results
	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change
Revenues
Americas	$565	$1,627	(65)%	$1,822	$2,954	(38)%
International	195	710	(73)%	691	1,303	(47)%
Corporate and Other	—	—	n/m	—	—	n/m
Total Company	$760	$2,337	(67)%	$2,513	$4,257	(41)%

Adjusted EBITDA
Americas	$(233)	$152	n/m	$(263)	$187	n/m
International	(140)	39	n/m	(180)	18	n/m
Corporate and Other	(9)	(16)	n/m	(26)	(31)	n/m
Total Company	$(382)	$175	n/m	$(469)	$174	n/m

_______
n/m	Not meaningful.
(A)	See Table 5 for reconciliations of non-GAAP measures and Appendix I for definitions.

Table 2

Avis Budget Group, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues	$760	$2,337	$2,513	$4,257

Expenses
Operating	622	1,172	1,680	2,243
Vehicle depreciation and lease charges, net	374	543	833	1,028
Selling, general and administrative	132	313	383	597
Vehicle interest, net	87	90	170	171
Non-vehicle related depreciation and amortization	71	66	140	133
Interest expense related to corporate debt, net:
Interest expense	51	48	99	90
Early extinguishment of debt	3	—	7	—
Restructuring and other related charges	28	23	72	44
Transaction-related costs, net	1	1	3	6
Total expenses	1,369	2,256	3,387	4,312

Income (loss) before income taxes	(609)	81	(874)	(55)
Provision for (benefit from) income taxes	(128)	19	(235)	(26)
Net income (loss)	$(481)	$62	$(639)	$(29)

Earnings (loss) per share - diluted
Basic	$(6.91)	$0.81	$(8.96)	$(0.39)
Diluted	$(6.91)	$0.81	$(8.96)	$(0.39)

Weighted average shares outstanding
Basic	69.6	76.0	71.3	75.9
Diluted	69.6	76.4	71.3	75.9

Table 3
Avis Budget Group, Inc.
KEY METRICS SUMMARY

	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change

Americas

Rental Days (000’s)	11,968	29,166	(59)%	35,425	53,875	(34)%
Revenue per Day, excluding exchange rate effects (A)	$47.22	$55.77	(15)%	$51.45	$54.83	(6)%
Average Rental Fleet	399,083	454,608	(12)%	408,010	425,808	(4)%
Vehicle Utilization	33.0%	70.5%	(37.5) pps	47.7%	69.9%	(22.2) pps
Per-Unit Fleet Costs per Month, excluding exchange rate effects (A)	$226	$289	(22)%	$246	$292	(16)%

International

Rental Days (000’s)	6,024	14,877	(60)%	17,092	27,333	(37)%
Revenue per Day, excluding exchange rate effects (A)	$33.69	$47.70	(29)%	$42.06	$47.65	(12)%
Average Rental Fleet	164,360	228,561	(28)%	178,558	213,127	(16)%
Vehicle Utilization	40.3%	71.5%	(31.2) pps	52.6%	70.9%	(18.3) pps
Per-Unit Fleet Costs per Month, excluding exchange rate effects (A)	$220	$217	1%	$224	$220	2%

Total

Rental Days (000’s)	17,992	44,043	(59)%	52,517	81,208	(35)%
Revenue per Day, excluding exchange rate effects (A)	$42.69	$53.04	(20)%	$48.39	$52.42	(8)%
Average Rental Fleet	563,443	683,169	(18)%	586,568	638,935	(8)%
Vehicle Utilization	35.1%	70.8%	(35.7) pps	49.2%	70.2%	(21.0) pps
Per-Unit Fleet Costs per Month, excluding exchange rate effects (A)	$224	$265	(15)%	$239	$268	(11)%
_______
Refer to Table 6 for key metrics calculations and Appendix I for key metrics definitions.
(A)	The following metrics include changes in currency exchange rates:
	Three Months Ended June 30,			Six Months Ended June 30,
	2020	2019	% Change	2020	2019	% Change

Americas

Revenue per Day	$47.16	$55.77	(15)%	$51.42	$54.83	(6)%
Per-Unit Fleet Costs per Month	$225	$289	(22)%	$246	$292	(16)%

International

Revenue per Day	$32.46	$47.70	(32)%	$40.43	$47.65	(15)%
Per-Unit Fleet Costs per Month	$212	$217	(2)%	$216	$220	(2)%

Total

Revenue per Day	$42.24	$53.04	(20)%	$47.84	$52.42	(9)%
Per-Unit Fleet Costs per Month	$221	$265	(17)%	$237	$268	(12)%

Table 4 (page 1 of 2)

Avis Budget Group, Inc.
CONSOLIDATED CONDENSED SCHEDULES OF CASH FLOWS AND ADJUSTED FREE CASH FLOWS
(In millions)

CONSOLIDATED CONDENSED SCHEDULE OF CASH FLOWS

Six Months Ended June 30, 2020
Operating Activities
Net cash provided by operating activities	$350

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	$(120)
Net cash provided by investing activities of vehicle programs	437
Net cash provided by investing activities	$317

Financing Activities
Net cash provided by (used in) financing activities exclusive of vehicle programs	$351
Net cash provided by (used in) financing activities of vehicle programs	(575)
Net cash provided by (used in) financing activities	$(224)

Effect of changes in exchange rates on cash and cash equivalents, program and restricted cash	(4)
Net change in cash and cash equivalents, program and restricted cash	439
Cash and cash equivalents, program and restricted cash, beginning of period (A)	900
Cash and cash equivalents, program and restricted cash, end of period (B)	$1,339

CONSOLIDATED SCHEDULE OF ADJUSTED FREE CASH FLOWS (C)

Six Months Ended June 30, 2020
Loss before income taxes	$(874)
Add-back of non-vehicle related depreciation and amortization	140
Add-back of debt extinguishment costs	7
Add-back of restructuring and other related costs	72
Add-back of non-operational charges related to shareholder activist activity	4
Add-back of transaction-related costs	3
Add-back of COVID-19 charges	80
Working capital and other	182
Capital expenditures (D)	(78)
Tax payments, net of refunds	(5)
Vehicle programs and related (E)	795
Adjusted free cash flow	$326

Acquisition and related payments, net of acquired cash (F)	$(39)
Borrowings, net of debt repayments	471
Restructuring and other related payments	(69)
Transaction-related payments	(3)
COVID-19 payments, net	9
Non-operational payments related to shareholder activist activity	(3)
Issuance of common stock	15
Repurchases of common stock	(118)
Change in program cash	(128)
Change in restricted cash	(1)
Foreign exchange effects, financing costs and other	(21)
Net change in cash and cash equivalents, program and restricted cash (per above)	$439

Table 4 (page 2 of 2)

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO ADJUSTED FREE CASH FLOW

Six Months Ended June 30, 2020
Net cash provided by operating activities (per above)	$350
Investing activities of vehicle programs	437
Financing activities of vehicle programs	(575)
Capital expenditures	(64)
Proceeds received on sale of assets and nonmarketable equity securities	4
Change in program cash	128
Change in restricted cash	1
Acquisition and disposition-related payments	(21)
Non-operational payments related to shareholder activist activity	3
COVID-19 payments, net	(9)
Restructuring and other related payments	69
Transaction-related payments	3
Adjusted free cash flow (per above)	$326

_______
(A)	Consists of cash and cash equivalents of $686 million, program cash of $211 million and restricted cash of $3 million.
(B)	Consists of cash and cash equivalents of $1,258 million, program cash of $79 million and restricted cash of $2 million.
(C)	See Appendix I for the definition of Adjusted free cash flow.
(D)	Includes $14 million of cloud computing implementation costs.
(E)	Includes vehicle-backed borrowings (repayments) that are incremental to amounts required to fund incremental (reduced) vehicle and vehicle-related assets.
(F)	Excludes $21 million of vehicles purchased as a part of North America licensee acquisitions, which were financed through incremental vehicle-backed borrowings.

Table 5 (page 1 of 2)
Avis Budget Group, Inc.
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES
(In millions, except per share data)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided the reasons we present these non-GAAP financial measures and a description of what they represent in Appendix I. For each non-GAAP financial measure a reconciliation to the most comparable GAAP financial measure is calculated and presented below with reconciliations of net income (loss), income (loss) before income taxes and diluted earnings (loss) per share to Adjusted EBITDA and our Adjusted earnings measures.

		June 30, 2020
Reconciliation of net loss to Adjusted EBITDA:		Three Months Ended	Six Months Ended

	Net loss	$(481)	$(639)
	Benefit from income taxes	(128)	(235)
	Loss before income taxes	(609)	(874)

	Add certain items:
	COVID-19 charges (A)	73	80
	Restructuring and other related charges	28	72
	Acquisition-related amortization expense	16	29
	Early extinguishment of debt	3	7
	Non-operational charges related to shareholder activist activity (B)	—	4
	Transaction-related costs, net	1	3
	Adjusted pretax loss	(488)	(679)

Add:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	55	111
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	51	99
	Adjusted EBITDA	$(382)	$(469)

Reconciliation of net loss to adjusted net loss:

	Net loss	$(481)	$(639)
	Add certain items, net of tax:
	COVID-19 charges	55	60
	Restructuring and other related charges	22	55
	Acquisition-related amortization expense	12	22
	Early extinguishment of debt	3	6
	Non-operational charges related to shareholder activist activity	—	3
	Transaction-related costs, net	1	2
	Adjusted net loss	$(388)	$(491)

	Loss per share - Diluted	$(6.91)	$(8.96)

	Adjusted diluted loss per share	$(5.60)	$(6.90)

	Shares used to calculate Adjusted diluted loss per share	69.6	71.3

_______
(A)
For three months ended June 30, 2020 consists of $72 million within operating expenses and $1 million within selling, general and administrative expenses, net in our consolidated condensed results of operations. Primarily consisting of $30 million of minimum annual guaranteed rent in excess of concession fees, $28 million of losses associated with vehicles damaged in overflow parking lots and $15 million of incremental cleaning supplies to sanitize vehicles and facilities, and overflow parking for idle vehicles. Six months ended June 30, 2020 consists of $79 million within operating expenses and $1 million within selling, general and administrative expenses, net in our consolidated results of operations. Primarily consisting of $33 million of losses associated with vehicles damaged in overflow parking lots, $30 million of minimum annual guaranteed rent in excess of concession fees and $17 million of incremental cleaning supplies to sanitize vehicles and facilities, and overflow parking for idle vehicles.

(B)	Reported within selling, general and administrative expenses in our Consolidated Statements of Operations.

Table 5 (page 2 of 2)

		June 30, 2019
Reconciliation of net income (loss) to Adjusted EBITDA:		Three Months Ended	Six Months Ended

	Net income (loss)	$62	$(29)
	Provision for (benefit from) income taxes	19	(26)
	Income (loss) before income taxes	81	(55)

	Add certain items:
	Restructuring and other related charges	23	44
	Acquisition-related amortization expense	14	31
	Transaction-related costs, net	1	6
	Gain on sale of equity method investment in China (A)	(44)	(44)
	Adjusted pretax income (loss)	75	(18)

Add:	Non-vehicle related depreciation and amortization (excluding acquisition-related amortization expense)	52	102
	Interest expense related to corporate debt, net (excluding early extinguishment of debt)	48	90
	Adjusted EBITDA	$175	$174

Reconciliation of net income (loss) to adjusted net income:

	Net income (loss)	$62	$(29)
	Add certain items, net of tax:
	Restructuring and other related charges	18	34
	Acquisition-related amortization expense	10	22
	Non-operational charges related to shareholder activist activity	1	5
	Gain on sale of equity method investment in China	(30)	(30)
	Adjusted net income	$61	$2

	Earnings (loss) per share - Diluted	$0.81	$(0.39)

	Adjusted diluted earnings per share	$0.79	$0.01

	Shares used to calculate Adjusted diluted earnings per share	76.4	76.4

_______
(A)	Reported within operating expenses in our Consolidated Statements of Operations.

Table 6
Avis Budget Group, Inc.
KEY METRICS CALCULATIONS
($ in millions, except as noted)

	Three Months Ended June 30, 2020			Three Months Ended June 30, 2019
	Americas	International	Total	Americas	International	Total
Revenue per Day (RPD)
Revenue	$565	$195	$760	$1,627	$710	$2,337
Currency exchange rate effects	—	8	8	—	—	—
Revenue excluding exchange rate effects	565	203	768	1,627	710	2,337
Rental days (000's)	11,968	6,024	17,992	29,166	14,877	44,043
RPD excluding exchange rate effects (in $'s)	$47.22	$33.69	$42.69	$55.77	$47.70	$53.04

Vehicle Utilization
Rental days (000's)	11,968	6,024	17,992	29,166	14,877	44,043
Average rental fleet	399,083	164,360	563,443	454,608	228,561	683,169
Number of days in period	91	91	91	91	91	91
Available rental days (000's)	36,316	14,957	51,273	41,369	20,799	62,168
Vehicle utilization	33.0%	40.3%	35.1%	70.5%	71.5%	70.8%

Per-Unit Fleet Costs
Vehicle depreciation and lease charges, net	$269	$105	$374	$394	$149	$543
Currency exchange rate effects	1	3	4	—	—	—
	$270	$108	$378	$394	$149	$543
Average rental fleet	399,083	164,360	563,443	454,608	228,561	683,169
Per-unit fleet costs (in $'s)	$677	$661	$672	$866	$651	$794
Number of months in period	3	3	3	3	3	3
Per-unit fleet costs per month excluding exchange rate effects (in $'s)	$226	$220	$224	$289	$217	$265

	Six Months Ended June 30, 2020			Six Months Ended June 30, 2019
	Americas	International	Total	Americas	International	Total
Revenue per Day (RPD)
Revenue	$1,822	$691	$2,513	$2,954	$1,303	$4,257
Currency exchange rate effects	—	28	28	—	—	—
Revenue excluding exchange rate effects	1,822	719	2,541	2,954	1,303	4,257
Rental days (000's)	35,425	17,092	52,517	53,875	27,333	81,208
RPD excluding exchange rate effects (in $'s)	$51.45	$42.06	$48.39	$54.83	$47.65	$52.42

Vehicle Utilization
Rental days (000's)	35,425	17,092	52,517	53,875	27,333	81,208
Average rental fleet	408,010	178,558	586,568	425,808	213,127	638,935
Number of days in period	182	182	182	181	181	181
Available rental days (000's)	74,258	32,497	106,755	77,071	38,576	115,647
Vehicle utilization	47.7%	52.6%	49.2%	69.9%	70.9%	70.2%

Per-Unit Fleet Costs
Vehicle depreciation and lease charges, net	$601	$232	$833	$747	$281	$1,028
Currency exchange rate effects	1	8	9	—	—	—
	$602	$240	$842	$747	$281	$1,028
Average rental fleet	408,010	178,558	586,568	425,808	213,127	638,935
Per-unit fleet costs (in $'s)	$1,476	$1,345	$1,436	$1,755	$1,318	$1,609
Number of months in period	6	6	6	6	6	6
Per-unit fleet costs per month excluding exchange rate effects (in $'s)	$246	$224	$239	$292	$220	$268

_______
Our calculation of rental days and revenue per day may not be comparable to the calculation of similarly-titled metrics by other companies. Currency exchange rate effects are calculated by translating the current-year results at the prior-period average exchange rates plus any related gains and losses on currency hedges.

Appendix I
Avis Budget Group, Inc.
DEFINITIONS OF NON-GAAP MEASURES AND KEY METRICS

Adjusted EBITDA
The accompanying press release presents Adjusted EBITDA, which represents income (loss) from continuing operations before non-vehicle related depreciation and amortization, any impairment charges, restructuring and other related charges, early extinguishment of debt costs, non-vehicle related interest, transaction-related costs, net charges for unprecedented personal-injury legal matters, non-operational charges related to shareholder activist activity, gain on sale of equity method investment in China, COVID-19 charges and income taxes. Net charges for unprecedented personal-injury legal matters and gain on sale of equity method investment in China are recorded within operating expenses in our consolidated condensed statement of operations. Non-operational charges related to shareholder activist activity include third party advisory, legal and other professional service fees and are recorded within selling, general and administrative expenses in our consolidated results of operations. COVID-19 charges include unusual, direct and incremental costs due to the COVID-19 global pandemic such as minimum annual guaranteed rent in excess of concession fees for the period, overflow parking for idle vehicles, incremental cleaning supplies to sanitize vehicles and facilities, and losses associated with vehicles damaged in overflow parking lots and are recorded within operating expenses in our consolidated condensed statement of operations. We have revised our definition of Adjusted EBITDA to exclude COVID-19. We did not revised prior years' Adjusted EBITDA amounts because there were no other charges similar in nature to these. Adjusted EBITDA includes stock-based compensation expense and deferred financing fee amortization totaling $9 million and $12 million in second quarter 2020 and 2019, respectively and totaling $13 million and $23 million in the six months ended June 30, 2020 and 2019, respectively.

We believe that Adjusted EBITDA is useful to investors as a supplemental measure in evaluating the aggregate performance of our operating businesses and in comparing our results from period to period. Adjusted EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. Adjusted EBITDA is also a component in the determination of management's compensation. Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of Adjusted EBITDA may not be comparable to similarly-titled measures used by other companies. A reconciliation of Adjusted EBITDA from net income (loss) recognized under GAAP is provided on Table 5.

Adjusted Earnings Non-GAAP Measures
The accompanying press release and tables present Adjusted pretax income (loss), Adjusted net income (loss) and Adjusted diluted earnings (loss) per share, which exclude certain items. We believe that these measures referred to above are useful to investors as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring and other related charges, transaction-related costs, costs related to early extinguishment of debt and certain other items as such items are not representative of the results of operations of our business less a provision for income taxes derived utilizing applicable statutory tax rates for each item. A reconciliation of our Adjusted earnings Non-GAAP measures from the appropriate measures recognized under GAAP is provided on Table 5.

Adjusted Free Cash Flow
Represents Net Cash Provided by Operating Activities adjusted to reflect the cash inflows and outflows relating to capital expenditures, the investing and financing activities of our vehicle programs, asset sales, if any, and to exclude debt extinguishment costs, transaction-related costs, restructuring and other related charges, COVID-19 charges and non-operational charges related to shareholder activist activity. We have revised our definition of Adjusted Free Cash Flow to exclude COVID-19 charges and have not revised prior years' Adjusted Free Cash Flow amounts as there were no other charges similar in nature to these. We believe this change is meaningful to investors as it brings the measurement in line with our other non-GAAP measures. We believe that Adjusted Free Cash Flow is useful to management and investors in measuring the cash generated that is available to be used to repay debt obligations, repurchase stock, pay dividends and invest in future growth through new business development activities or acquisitions. Adjusted Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Adjusted Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Adjusted Free Cash Flow to the appropriate measure recognized under GAAP is provided on Table 4.

Available Rental Days
Defined as Average Rental Fleet times the numbers of days in a given period.

Average Rental Fleet
Represents the average number of vehicles in our fleet during a given period of time.

Currency Exchange Rate Effects
Represents the difference between current-period results as reported and current-period results translated at the prior-period average exchange rates plus any related currency hedges.

Net Corporate Debt
Represents corporate debt minus cash and cash equivalents.

Net Corporate Leverage
Represents Net Corporate Debt divided by Adjusted EBITDA for the twelve months prior to the date of calculation.

Per-Unit Fleet Costs
Represents vehicle depreciation, lease charges and gain or loss on vehicles sales, divided by Average Rental Fleet.

Rental Days
Represents the total number of days (or portion thereof) a vehicle was rented during a 24-hour period.

Revenue per Day
Represents revenues divided by Rental Days.

Vehicle Utilization
Represents Rental Days divided by Available Rental Days.